Exhibit 21.1

The Company has the following wholly owned subsidiaries:

Whitehall Quality Homes, Inc.

Whitehall Homes at Edgewater Moorings, Inc.

Whitehall Homes at Miramar, Inc.

Whitehall Homes at World Golf, Inc.

Whitehall Homes at Grand Haven, Inc.